Exhibit 10.1

Fourth Amendment

to

Credit Agreement

Among

Legacy Reserves LP
as Borrower,

BNP Paribas,
as Administrative Agent,

and

The Lenders Signatory Hereto

Effective as of April 24, 2008

Fourth Amendment to Credit Agreement

This Fourth Amendment to Credit Agreement (this “Fourth Amendment”) executed effective as of April 24, 2008 (the “Fourth Amendment Effective Date”) is among Legacy Reserves LP, a limited partnership formed under the laws of the State of Delaware (the “Borrower”); each of the undersigned guarantors (the “Guarantors”, and together with the Borrower, the “Obligors”); each of the Lenders that is a signatory hereto; and BNP Paribas, as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”).

Recitals

A.           The Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement dated as of March 15, 2006 (as amended to date, the “Credit Agreement”), pursuant to which the Lenders have made certain credit available to and on behalf of the Borrower.

B.           The Borrower has requested and the Administrative Agent and the Lenders have agreed to amend certain provisions of the Credit Agreement.

C.           NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.                                Defined Terms.  Each capitalized term which is defined in the Credit Agreement, but which is not defined in this Fourth Amendment, shall have the meaning ascribed to such term in the Credit Agreement.  Unless otherwise indicated, all section references in this Fourth Amendment refer to the Credit Agreement.

Section 2.                      Amendments to Credit Agreement.

2.1           Definitions.  Section 1.02 is hereby amended by amending and restating the following definitions as follows:

“ ‘Agreement’ means this Credit Agreement, as amended by that certain First Amendment to Credit Agreement, dated as of July 7, 2006, the Second Amendment to Credit Agreement, dated as of May 3, 2007, the Third Amendment to Credit Agreement, dated as of October 24, 2007, and the Fourth Amendment to Credit Agreement, dated as of April 24, 2008, and as the same may from time to time be further amended, modified, supplemented or restated.”

“ ‘Applicable Margin’ means, for any day, with respect to any ABR Loan or Eurodollar Loan, as the case may be, the rate per annum set forth in the Borrowing Base Utilization Grid below based upon the Borrowing Base Utilization Percentage then in effect:

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	Borrowing Base Utilization Percentage	Eurodollar Loans	ABR Loans
Level 1	less than 33%	1.250%	0.000%
Level 2	greater than or equal to 33%, but less than 66%	1.500%	0.000%
Level 3	greater than or equal to 66%, but less than 85%	1.750%	0.125%
Level 4	greater than or equal to 85%	1.875%	0.250%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, provided, however, that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12(a), then the “Applicable Margin” means the rate per annum set forth on the grid when the Borrowing Base Utilization Percentage is at its highest level.”

2.2           Annex I.  Annex I is hereby amended and restated in its entirety with the Annex I attached hereto.

Section 3.                      Assignment; Borrowing Base.

3.1           Assignment.  For an agreed consideration, each of BNP Paribas, Bank of America, N.A., Comerica Bank, KeyBank, National Association and Wachovia Bank, National Association (collectively, the “Assignor Lenders”) hereby irrevocably sells and assigns to Fortis Capital Corp., The Bank of Nova Scotia and Compass Bank (the “Assignee Lenders”), and each of the Assignee Lenders, by its signature hereto, hereby irrevocably purchases and assumes from the Assignor Lenders, subject to and in accordance with the Credit Agreement, as of the Fourth Amendment Effective Date (i) such Assignor Lenders’ rights and obligations in their capacities as Lenders under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified on the attached Annex I, of such outstanding rights and obligations of the Assignor Lenders under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor Lenders against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above.

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3.2           Borrowing Base.

(a)           For the period from and including the Fourth Amendment Effective Date to but excluding the next Redetermination Date, the amount of the Borrowing Base shall be equal to $272,000,000.  Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 8.13(c) or Section 9.12(d).

(b)           The Borrowing Base shall automatically increase to $320,000,000 upon the completion of the following conditions:

(i)           The Administrative Agent shall have received a certificate of a Responsible Officer certifying that the Borrower is concurrently consummating that certain acquisition for approximately $82,000,000 (in cash and Equity Interests) of Oil and Gas Properties in the Permian Basin (the “Acquisition Properties”) which is currently scheduled to close April 30, 2008 (the “Acquisition”).

(ii)           The Administrative Agent shall have received, or be receiving concurrently with the closing of the Acquisition, original assignments conveying the Acquisition Properties to the Borrower, for the Administrative Agent to file for record in the respective counties.

(iii)           The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of security instruments with respect to the Acquisition Properties, including mortgages and deeds of trust in form satisfactory to the Administrative Agent.  In connection with the execution and delivery of such security instruments, the Administrative Agent shall be reasonably satisfied that the security instruments create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the Acquisition Properties.

(iv)           The Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the Acquisition Properties.

(v)           The Administrative Agent shall have received payment of all fees and other amounts due and payable, including, for the account of each Lender then party to the Credit Agreement, ratably in accordance with its Applicable Percentage, a Borrowing Base increase fee equal to 25 bps on the amount of any increase of each Lender’s Commitment over such Lender’s highest Commitment previously in effect, payable on the consummation of the Acquisition.

Section 4.                      Conditions Precedent.  The effectiveness of this Fourth Amendment is subject to the receipt by the Administrative Agent of the following documents and satisfaction of the other conditions provided in this Section 4, each of which shall be reasonably satisfactory to the Administrative Agent in form and substance:

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4.1           Fourth Amendment.  The Administrative Agent shall have received multiple counterparts as requested of this Fourth Amendment from each Lender and the Borrower.

4.2           Notes.  The Administrative Agent shall have received a Note payable to the order of each Lender in the amount of such Lender’s Commitment after giving effect to the assignment and increase in commitments pursuant to this Fourth Amendment, duly executed and delivered by Borrower, to be dated as of the Fourth Amendment Effective Date.

4.3           Security Instruments.  The Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of Security Instruments in form and substance satisfactory to the Administrative Agent, such that the Borrower remains in compliance with Section 8.14 of the Credit Agreement.

4.4           Borrowing Base Increase Fee.  The Administrative Agent shall have received payment of all fees and other amounts due and payable, including, for the account of each Lender party to this Amendment, ratably in accordance with its Applicable Percentage, a Borrowing Base increase fee equal to 25 bps on the amount of any increase of each Lender’s Commitment over such Lender’s highest Commitment previously in effect, payable on the First Amendment Effective Date.

4.5           No Default.  No Default or Event of Default shall have occurred and be continuing as of the Fourth Amendment Effective Date.

Section 5.                      Representations and Warranties; Etc.  Each Obligor hereby affirms:  (a) that as of the date of execution and delivery of this Fourth Amendment, all of the representations and warranties contained in each Loan Document to which such Obligor is a party are true and correct in all material respects as though made on and as of the Fourth Amendment Effective Date (unless made as of a specific earlier date, in which case, was true as of such date); and (b) that after giving effect to this Fourth Amendment and to the transactions contemplated hereby, no Defaults exist under the Loan Documents or will exist under the Loan Documents.

Section 6.                      Miscellaneous.

6.1           Confirmation.  The provisions of the Credit Agreement (as amended by this Fourth Amendment) shall remain in full force and effect in accordance with its terms following the effectiveness of this Fourth Amendment.

6.2           Ratification and Affirmation of Obligors.  Each of the Obligors hereby expressly (i) acknowledges the terms of this Fourth Amendment, (ii) ratifies and affirms its obligations under the Guaranty Agreement and the other Security Instruments to which it is a party, (iii) acknowledges, renews and extends its continued liability under the Guaranty Agreement and the other Security Instruments to which it is a party and (iv) agrees that its guarantee under the Guaranty Agreement and the other Security Instruments to which it is a party remains in full force and effect with respect to the Indebtedness as amended hereby.

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6.3           Counterparts.  This Fourth Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.4           No Oral Agreement.  This written Fourth Amendment, the Credit Agreement and the other Loan Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties.  There are no subsequent oral agreements between the parties.

6.5           Governing Law.  This Fourth Amendment (including, but not limited to, the validity and enforceability hereof) shall be governed by, and construed in accordance with, the laws of the State of Texas.

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be duly executed effective as of the date first written above.

BORROWER:	LEGACY RESERVES LP
	By:	Legacy Reserves GP, LLC, its general partner
	By:	/s/ Steven H. Pruett
Steven H. Pruett
President, Chief Financial Officer and Secretary

GUARANTORS:	LEGACY RESERVES OPERATING LP
	By:	Legacy Reserves Operating GP, LLC, its general partner
	By:	/s/ Steven H. Pruett
Steven H. Pruett
President, Chief Financial Officer and Secretary

LEGACY RESERVES OPERATING GP, LLC

By:	/s/ Steven H. Pruett
Steven H. Pruett
President, Chief Financial Officer and Secretary

LEGACY RESERVES SERVICES, INC.

By:	/s/ Steven H. Pruett
Steven H. Pruett
President, Chief Financial Officer and Secretary

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ADMINISTRATIVE AGENT:	BNP PARIBAS as Administrative Agent and Lender

	By:	/s/ Russell Otts
Russell Otts
Director

By:	/s/ Brian M. Malone
Brian M. Malone
Managing Director

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LENDERS:	BANK OF AMERICA N.A.

	By:	/s/ Charles W. Patterson
Charles W. Patterson
Managing Director

COMERICA BANK

By:	/s/ Peter L. Sefzik
Peter L. Sefzik
Vice President

KEY BANK N.A.

By:	/s/ Thomas Rajan
Thomas Rajan
Managing Director

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WACHOVIA BANK NATIONAL ASSOCIATION

By:	/s/ LS Phillips
Leanne S. Phillips
Director

FORTIS CAPITAL CORP.

By:	/s/ Michele Jones
Michele Jones
Director

By:	/s/ Ilene Fowler
Ilene Fowler
Director

COMPASS BANK

By:	/s/ Kathleen J. Bowen
Kathleen J. Bowen
Senior Vice President

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THE BANK OF NOVIA SCOTIA

By:	/s/ David G. Mills
David G. Mills
Director

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